Exhibit 3.4

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATION

OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

ALLOS THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:             The name of the Corporation is ALLOS THERAPEUTICS, INC. (the “Corporation”).

SECOND:        The date on which the Certificate of Designation of Series A Junior Participating Preferred Stock of the Corporation (the “Certificate of Designation”) was originally filed with the Secretary of State of the State of Delaware was May 8, 2003.

THIRD:            Paul L. Berns is the duly elected and acting President of the Corporation and Marc H. Graboyes is the duly elected and acting Secretary of the Corporation.

FOURTH:        The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141, 151 and 242 of the General Corporation Law of the State of Delaware and pursuant to the authority vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, as amended, adopted resolutions amending the Certificate of Designation as follows:

Section 1 shall be amended and restated to read in its entirety as follows:

“Section 1.        Designation and Amount.  One million five hundred thousand (1,500,000) shares of Preferred Stock, $.001 par value, are designated “Series A Junior Participating Preferred Stock” with the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions specified herein (the “Junior Preferred Stock”).  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Junior Preferred Stock.”

FIFTH:           All other provisions of the Certificate of Designation shall remain in full force and effect.

IN WITNESS WHEREOF, ALLOS THERAPEUTICS, INC. has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary this 17th day of July, 2009.

ALLOS THERAPEUTICS, INC.

By:	/s/ Paul Berns
Paul Berns
President

ATTESTED:

By:	/s/ Marc H. Graboyes
Marc H. Graboyes
Secretary